Exhibit 99.1

For further information:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

For Immediate Release

PrivateBancorp, Inc. Announces Inclusion in NASDAQ Global Select Market
Firm Also Added to NASDAQ Financial-100 Index

Chicago, IL, July 5, 2006 - PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that the Company has been included in the new NASDAQ Global Select Market, effective July 3, 2006. The Company previously had been listed on the NASDAQ National Market. According to NASDAQ, the NASDAQ Global Select Market has the highest initial listing standards of any exchange in the world based on financial and liquidity standards.

In addition, the Company was notified by NASDAQ that effective June 19, 2006, it was added to the NASDAQ Financial-100 Index. The NASDAQ Financial-100 Index includes 100 of the largest domestic and international financial securities listed on The NASDAQ Stock Market based on market capitalization. PrivateBancorp, Inc. is also a component of the NASDAQ Bank Index.

“These designations by NASDAQ are reflective of our increased market capitalization, which in turn reflects the shareholder value created through the continued successful execution of our highly focused niche private banking strategy since our inception in 1989,” noted Ralph B. Mandell, Chairman, President and Chief Executive Officer of PrivateBancorp, Inc.

PrivateBancorp, Inc. was organized in 1989 to provide distinctive, highly personalized premium financial services primarily to privately held businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors for their personal and professional interests. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Utilizing a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s needs in personal and commercial banking services and wealth management services. The Company, which had assets of $3.7 billion as of March 31, 2006, has 14 offices located in the Chicago, Detroit, Milwaukee, and St. Louis metropolitan areas.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at http://www.pvtb.com.